EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS
Board of Directors
Sanswire Corp.

We consent to the incorporation of our report dated March 30, 2011, on our audits of the consolidated financial statements of Sanswire Corp. and Subsidiaries for the years ended December 31, 2010 and 2009 included in this Form 10-K.

/s/ Rosen Seymour Shapss Martin & Company LLP
Rosen Seymour Shapss Martin & Company LLP
New York, New York
March 30, 2011